Exhibit 5.1

Carlos Ramirez
+1 858 550 6157
cramirez@cooley.com

December 4, 2023
Castle Biosciences, Inc.
505 S. Friendswood Drive, Suite 401
Friendswood, Texas 77546
Ladies and Gentlemen:
You have requested our opinion, as counsel to Castle Biosciences, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 400,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), issuable pursuant to the Company’s 2022 Inducement Plan, as amended and restated (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plan, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery, by all persons other than by the Company, of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Cooley LLP 10265 Science Center Drive, San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

December 4, 2023
Page Two

Sincerely,

Cooley LLP
By: /s/ Carlos Ramirez
Carlos Ramirez

Cooley LLP 10265 Science Center Drive, San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com